SUBSIDIARIES OF THE REGISTRANT


1)  Magnum Hunter Production, Inc., a Texas corporation
2)  Gruy Petroleum Management Co., a Texas corporation
3)  Hunter Gas Gathering, Inc., a Texas corporation
4)  ConMag Energy Corporation, a Texas corporation
5)  TrapMar Properties, Inc., a Texas corporation
6)  Pintail Energy, Inc., a Delaware corporation
7)  PEC (Delaware), Inc., a Delaware corporation
8)  Prize Operating Company, a Delaware corporation
9)  Oklahoma Gas Processing, Inc., a Delaware corporation
10) Prize Energy Resources, L.P., a Delaware limited partnership
11) Canvasback Energy, Inc., a Delaware corporation
12) Redhead Energy, Inc., a Delaware corporation
13) Pintail Oil and Gas, Inc., a Texas corporation
14) Inesco Corporation, a Texas corporation
15) SPL Gas Marketing Inc., a Texas corporation
16) Midland Hunter Petroleum Limited Liability Company, a Wyoming limited liability company